Morgenstern, Svoboda & Baer CPAs, PC
Certified Public Accountants

40 Exchange Place, Suite 1820
New York, NY 10005
TEL:(212) 925-9490
FAX:(212) 226-9134
E-mail: msbcpas@gmail.net

Michael Lieber
Charleston Basics, Inc.
1701 Avenue I
Brooklyn, NY 11230

CONSENT OF INDEPENDENT AUDITOR

Dear Mr. Lieber:

We consent to the incorporation in the Registration Statement of Charleston Basics, Inc. (the “Company”) on Form S1 of our report on the financial statements of the Company and its registered independent auditors dated July 26, 2007, as of and for the period ended March 31, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Morgenstern, Svoboda & Baer CPAs, PC

Morgenstern, Svoboda & Baer CPAs, PC

New York, NY
February 8, 2008